Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Endeavour International Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-118503, 333-124145, 333-130515, 333-132684, 333-139304, 333-149744) and Forms S-8 (Nos. 333-119577, 333-128692, 333-143794, 333-149743) of Endeavour International Corporation of our reports dated March 13, 2009, with respect to the consolidated balance sheets of Endeavour International Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Endeavour International Corporation.

Effective January 1, 2007, the Company changed its accounting for uncertain tax positions. Also, effective January 1, 2008, the Company changed its method of accounting and disclosures for fair value measurements and fair value reporting of financial assets and liabilities.

/s/ KPMG LLP
Houston, Texas
March 13, 2009